UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 6)*
SONUS NETWORKS, INC.

(Name of Issuer)
Shares of Common Stock, par value $0.001 per share

(Title of Class of Securities)
835916107

(CUSIP Number)
Darrin Payne
P.O. Box 71082
Dubai, United Arab Emirates
+971-4317-5800

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
June 23, 2008

(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(c), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.	835916107	Page	2	of	8	Pages

1	NAME OF REPORTING PERSONS Galahad Securities Limited I.R.S. Identification Nos. of above persons (entities only)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		67,295,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		67,295,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	67,295,079

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The calculation of the foregoing percentage is based on 271,138,012 shares of Common Stock outstanding as of May 2, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

CUSIP No.	835916107	Page	3	of	8	Pages

1	NAME OF REPORTING PERSONS Legatum Capital Limited I.R.S. Identification Nos. of above persons (entities only)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		67,295,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		67,295,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	67,295,079

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The calculation of the foregoing percentage is based on 271,138,012 shares of Common Stock outstanding as of May 2, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

CUSIP No.	835916107	Page	4	of	8	Pages

1	NAME OF REPORTING PERSONS Legatum Global Holdings Limited I.R.S. Identification Nos. of above persons (entities only)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		67,295,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		67,295,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	67,295,079

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The calculation of the foregoing percentage is based on 271,138,012 shares of Common Stock outstanding as of May 2, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

CUSIP No.	835916107	Page	5	of	8	Pages

1	NAME OF REPORTING PERSONS Legatum Global Investment Limited I.R.S. Identification Nos. of above persons (entities only)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		67,295,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		67,295,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	67,295,079

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The calculation of the foregoing percentage is based on 271,138,012 shares of Common Stock outstanding as of May 2, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

CUSIP No.	835916107	Page	6	of	8	Pages

1	NAME OF REPORTING PERSONS

Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996.

	I.R.S Identification Nos. of above persons (entities only)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	The Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		67,295,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		67,295,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	67,295,079

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The calculation of the foregoing percentage is based on 271,138,012 shares of Common Stock outstanding as of May 2, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

EXPLANATORY NOTE
     This Amendment No. 6 amends the Statement on Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2007, Amendment No. 1 filed with the Commission on September 10, 2007, Amendment No. 2 filed with the Commission on December 13, 2007, Amendment No. 3 filed with the Commission on December 26, 2007, Amendment No. 4 filed with the Commission on April 21, 2008 and Amendment No. 5 filed with the Commission on June 19, 2008, by Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of July 1, 1996. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.
Item 4. Purpose of Transaction
     The disclosure in Item 4 of the Schedule 13D is hereby amended by adding the paragraph below as a new paragraph following the last paragraph of the current disclosure:
     On June 23, 2008, the Reporting Persons delivered a letter to the Issuer’s board of directors and chief executive officer addressing, among other things, certain matters set forth in the letter the Reporting Persons received from the Issuer on June 20, 2008. A copy of the letter is attached hereto as Exhibit 1.
Item 7. Material to be Filed as Exhibits
     The disclosure in Item 7 of the Schedule 13D is hereby supplemented by adding the following Exhibits.
Exhibit 1 – Letter from the Reporting Persons to the Issuer, dated June 23, 2008.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated as of June 23, 2008

GALAHAD SECURITIES LIMITED
By:	/s/ Mark A. Stoleson
Mark A. Stoleson
Director

LEGATUM CAPITAL LIMITED
By:	/s/ Mark A. Stoleson
Mark A. Stoleson
Director

LEGATUM GLOBAL HOLDINGS LIMITED
By:	/s/ Mark A. Stoleson
Mark A. Stoleson
Director

LEGATUM GLOBAL INVESTMENT LIMITED
By:	/s/ Mark A. Stoleson
Mark A. Stoleson
Director

SENATE LIMITED, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996
By:	/s/ Mark A. Stoleson
Mark A. Stoleson
Director